                                                                     EXHIBIT 1.2

                      FORM OF SOLICITING DEALERS AGREEMENT

                     ORION MULTIFAMILY INVESTMENT FUND, INC.

Ladies and Gentlemen:

        We have entered into an agreement (the "Dealer Manager Agreement") which is a part hereof and attached hereto, with Orion Multifamily Investment Fund, Inc., a Maryland corporation (the "Company"), under which we have agreed to use our best efforts to solicit subscriptions for the shares of Common Stock (the "Shares") in the Company. The Company is offering to the public an aggregate maximum of up to 20,000,000 Shares at a price of $10 per Share on a "best efforts" basis, up to 4,000,000 Shares issued pursuant to the Distribution Reinvestment Program at a price of $9.50 per Share, up to 600,000 warrants (the "Warrants"), which may be issued to either us or you, and the 600,000 Shares issuable on exercise of the Warrants, and (at the Company's discretion, up to an additional 10,000,000 Shares, on a "best efforts" basis, if subscriptions for more than 20,000,000 Shares are received (the "Offering"). Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Registration Statement.

        In connection with the performance of our obligations under Section 2 of the Dealer Manager Agreement, we are authorized to retain the services of securities dealers who are members of the National Association of Securities Dealers, Inc. (the "Soliciting Dealers") to solicit subscriptions. You are hereby invited to become a Soliciting Dealer and, as such, to use your best efforts to solicit subscribers for Shares, in accordance with the following terms and conditions:

        (a) A registration statement (the "Registration Statement") with respect to the 34,600,000 Shares and the 600,000 Warrants has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and has become effective. The 34,600,000 Shares, the 600,000 Warrants and the Offering are more particularly described in the enclosed prospectus (the "Prospectus") which is part of the Registration Statement. Additional copies of the Prospectus will be supplied to you in reasonable quantities upon request. We will also provide you with reasonable quantities of any supplemental literature prepared by the Company in connection with the offering of the Shares.

        (b) Solicitation and other activities by the Soliciting Dealers hereunder shall be undertaken only in accordance with the Dealer Manager Agreement, this Agreement, the Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the applicable rules and regulations of the Commission, the Blue Sky Survey hereinafter referred to and the Rules of the National Association of Securities Dealers, Inc. (the "NASD"), specifically including, but not in any way limited to, NASD Rules 2440, 2730, 2740, and 2750. In offering the sale of Shares to any person, each Soliciting Dealer shall have reasonable grounds to believe (based on such information as the investment objectives, other investments, financial situation and needs of the person or any other information known by you after due inquiry) that: (i) such person is or will be in a financial position appropriate to enable such person to realize to a significant extent the benefits described in the Prospectus and has a net worth sufficient to sustain the risks inherent in the program, including loss of investment and lack of liquidity; (ii) the purchase of the Shares is otherwise suitable for such person, and each Soliciting Dealer shall maintain records disclosing the basis upon which each Soliciting Dealer determined the suitability of any persons offered Shares; and (iii) such person has either: (a) a minimum annual gross income of $45,000 and a minimum net worth (exclusive of home, home furnishings and automobiles) of $45,000; or (b) a minimum net worth (determined with the foregoing exclusions) of $150,000.

        If the investor is a resident of California, Massachusetts or Tennessee, the investor must have either: (i) a minimum net worth (excluding home, home furnishings and automobiles) of $225,000; or (ii) a minimum annual gross income of $60,000 and a minimum net worth (exclusive of home, home furnishings and automobiles) of $60,000.

        If the investor is a resident of Maine, the investor must have either:
(i) a minimum net worth (excluding home, home furnishings and automobiles) of $200,000; or (ii) a minimum annual gross income of $50,000 and a minimum net worth (exclusive of home, home furnishings and automobiles) of $50,000.

        Each Soliciting Dealer agrees: (i) to deliver to each person who subscribes for the Shares, a Prospectus, as then supplemented or amended, prior to the tender of his subscription agreement (the "Subscription Agreement"); (ii) to comply promptly with the written request of any person for a copy of the Prospectus during the period between the effective date of the Registration Statement and the later of the termination of the distribution of the Shares or the expiration of 40 days after the first date upon which the Shares were offered to the public; (iii) to deliver in accordance with applicable law or as prescribed by any state securities administrator to any person a copy of any prescribed document included within the Registration Statement; and (iv) to maintain in its files for at least six years, documents disclosing the basis upon which the determination of suitability was reached as to each purchaser of Shares.

        (c) Subject to the terms and conditions set forth herein and in the Dealer Manager Agreement, the Company shall pay to you a selling commission of 7% of the price paid per Share for all Shares sold (except for Special Sales) from the up to 20,000,000 Shares offered on a "best efforts" basis for which you have acted as Soliciting Dealer pursuant to this Agreement.

                        Single Purchasers (as defined below) purchasing more than $250,000 worth of Shares (25,000 Shares) will be entitled to a reduced Share purchase price and a reduction in selling commissions payable in connection with the purchase of such Shares in accordance with the following schedule:

                           Purchase price per Share for
    Amount of Single       incremental Share in discount    Maximum Commission
 Purchaser's Investment               range                      Per Share
--------------------------------------------------------------------------------
       $1,000 - $250,000               $10.00                      $0.70

     $250,001 - $500,000               $9.85                       $0.55

     $500,001 - $750,000               $9.70                       $0.40

   $750,001 - $1,000,000               $9.60                       $0.30

 $1,000,001 - $5,000,000               $9.50                       $0.20

        Any reduction from the amount of selling commissions otherwise payable to you in respect of a purchaser's subscription will be credited to the purchaser in the form of additional whole Shares purchased net of commissions. No fractional Shares will be issued. As to sales of Shares which are entitled to the above described volume discounts, only the reduced selling commissions set forth above will be paid.

        Selling commissions for purchases of $5,000,000 or more may, in the Company's sole discretion, be reduced to $0.20 per Share or less, but in no event will the proceeds to the Company from the sale of such Shares be less than $9.30 per Share (except for Shares sold to affiliates of the Company at a price of $9.10 per share, which is the purchase price per Share net of any selling commissions and organization and offering expenses). Selling commissions paid will in all cases be the same for the same level of sales. In the event of a sale of $5,000,000 or more, the Company will supplement the Prospectus in the manner described in the Prospectus under the section "Volume Discounts".

        Certain subscriptions may be combined for the purpose of crediting a purchaser or purchasers with additional Shares for the above described volume discount and for determining commissions reallowable to you so long as all such combined purchases are made through you and approved by the Company. As used herein, the term "Single Purchaser" will include (i) any person or entity, or persons or entities, acquiring Shares as joint purchasers; (ii) all profit-sharing, pension and other retirement trusts maintained by a given corporation, partnership or other entity; (iii) all funds and foundations maintained by a given corporation partnership or other entity; and (iv) all profit-sharing, pension and other retirement trusts and all funds or foundations over which a designated bank or other trustee, person or entity (except an investment advisor registered under the Investment Advisors Act of 1940) exercises discretionary authority with respect to an investment in the Company.

        The investor must mark the "Additional Investment" space on the Subscription Agreement Signature Page, and set forth the basis for the discount and identify the orders to be combined in order for subscriptions to be combined. The Company is not responsible for failing to combine subscriptions, where the investor fails to mark the "Additional Investment" space.

        If the Subscription Agreements for the subscriptions to be combined are submitted at the same time, then the additional Shares to be credited to the purchasers as a result of such combined purchases will be credited on a pro-rata basis. If the Subscription Agreements for the subscriptions to be combined are not submitted at the same time, then any additional Shares to be credited as a result of such combined purchases will be credited to the last component purchase, unless the Company is otherwise directed in writing at the time of such submission; except however, the additional Shares to be credited to any tax-exempt entities whose subscriptions are combined for purposes of the volume discount will be credited only on a pro-rata basis based on the amount of the investment of each tax-exempt entity and their combined purchases.

        In the event the dollar amount of commissions paid for such combined purchases exceeds the maximum commissions for such combined purchases (taking the volume discount into effect), you will be obligated to forthwith return to the us (for credit to the Company) any excess commissions received. We may adjust any future commissions due to you for any such excess commissions that have not been returned.

        You (and other Soliciting Dealers) who sell more than a predetermined number of Shares (to be determined by the us annually on a calendar year basis) shall be entitled to receive a sales credit in the amount of 1% of the price of all Shares sold by that Soliciting Dealer, which amount(s) shall be paid quarterly, in arrears, upon first reaching the predetermined annual threshold and each quarter thereafter during the calendar year in which the Soliciting Dealer is credited with additional sales. Certain marketing and due diligence expenses such as Soliciting Dealer conferences and due diligence fees may be advanced to a Soliciting Dealer and later deducted from that Soliciting Dealer's sales credit. Any sales credit shall be deducted from the maximum Marketing Contribution, which may otherwise be reallowable to the Soliciting Dealer.

        Employees and associates of the Company and its Affiliates, the Advisor, Affiliates of the Advisor, we and the Soliciting Dealers will be permitted to purchase Shares net of sales commissions, and you shall not be entitled to receive any compensation attributable to any such purchase(s).

        Your compensation may also be adjusted in the manner set forth in
Section 4(g) of the Dealer Manager Agreement.

        Notwithstanding the foregoing, it is understood and agreed that no commission shall be payable with respect to particular Shares if the Company rejects a proposed subscriber's Subscription Agreement, which it may do, as provided in the form of Subscription Agreement for any reason or for no reason. Accordingly, you shall have no authority to issue a confirmation (pursuant to Exchange Act Rule 10b-10) to any subscriber; such authority residing solely in us, as the Dealer Manager and processing broker-dealer.

        Volume discounts will not be available to California residents to the extent that such discounts do not comply with the provisions of Rule 260.145.51 adopted pursuant to the California Corporate Securities Law of 1968, which provides that volume discounts can be made available to California residents only in accordance with the following conditions: (i) there can be no variance in the net proceeds to the Company from the sale of the Shares to difference purchasers of the same offering; (ii) all purchasers of the Shares must be informed of the availability of quantity discounts; (iii) the same volume discounts must be allowed to all purchasers of Shares which are part of the offering; (iv) the minimum amount of shares as to which volume discounts are allowed cannot be less than $10,000; (v) the variance in the price of the shares must result solely from a different range of commissions, and all discounts must be based on a uniform scale of commissions; and (vi) no discounts are allowed to any group of purchasers. Accordingly, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels based on dollar volume of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of Shares issued.

        (d) We reserve the right to notify you by telegram or by other means of the number of Shares reserved for sale by you. Such Shares will be reserved for sale by you until the time specified in our notification to you. Sales of any reserved Shares after the time specified in the notification to you or any requests for additional Shares will be subject to rejection in whole or in part.

        (e) Payments for Shares shall be made by checks payable to "[______], Escrow Agent for Orion Multifamily Investment Fund, Inc." and forwarded together with a copy of the Subscription Agreement, which is attached as Appendix C to the Prospectus, executed by the subscriber, to Related Equities Corporation 625 Madison Avenue, New York, New York 10022 not later than noon of the next business day after receipt of such Subscription Agreement and check (when your internal supervisory procedures are completed at the site at which the Subscription Agreement and check were received by you) or, when your internal supervisory procedures are performed at a different location (the "Final Review Office"), you shall transmit the check and Subscription Agreement to the Final Review Office by the end of the next business day following your receipt of the Subscription Agreement and check. The Final Review Office will, by the end of the next business day following its receipt of the Subscription Agreement and check, forward both the Subscription Agreement and check to us as processing broker-dealer. If any Subscription Agreement solicited by you is rejected by the Company, the Subscription Agreement and check will be forwarded to the Escrow Agent for prompt return to the rejected subscriber.

        (f) We will inform you as to the jurisdictions in which we have been advised by the Company that the Shares have been qualified for sale or are exempt under the respective securities or "blue sky" laws of such jurisdictions; but we have not assumed and will not assume any obligation or responsibility as to your right to act as a broker and/or dealer with respect to the Shares in any such jurisdiction. You agree that you will not make any offers except in states in which we may advise you that the Offering has been qualified or is exempt and further agree to assure that each person to whom you sell Shares (at both the time of the initial purchase as well as at the time of any subsequent purchases) meets any special suitability standards which apply to sales in a particular jurisdiction, as described in the Blue Sky Survey and the Subscription Agreement. Neither we nor the Company assume any obligation or responsibility in respect of the qualification of the Shares covered by the Prospectus under the laws of any jurisdiction or your qualification to act as a broker and/or dealer with respect to the Shares in any jurisdiction. The Blue Sky Survey which has been or will be furnished to you indicates the jurisdictions in which it is believed that the offer and sale of Shares covered by the Prospectus is exempt from, or requires action under, the applicable blue sky or securities laws thereof, and what action, if any, has been taken with respect thereto.

        It is understood and agreed that under no circumstances will you, as a Soliciting Dealer, engage in any activities hereunder in any jurisdiction in which you may not lawfully so engage or in any activities in any jurisdiction with respect to the Shares in which you may lawfully so engage unless you have complied with the provisions hereof.

        (g) Neither you nor any other person is authorized by the Company or by us to give any information or make any representations in connection with this Agreement or the offer of Shares other than those contained in the Prospectus, as then amended or supplemented, or any sales literature approved by us and the Company. You agree not to publish, circulate or otherwise use any other advertisement or solicitation material without our prior written approval. You are not authorized to act as our agent in any respect, and you agree not to act as such agent and not to purport to act as such agent.

        (h) We shall have full authority to take such action as we may deem advisable with respect to all matters pertaining to the Offering or arising thereunder. We shall not be under any liability (except for (i) our own lack of good faith and (ii) for obligations expressly assumed by us hereunder) for or in respect of the validity or value of or title to, the Shares; the form of, or the statements contained in, or the validity of, the Registration Statement, the Prospectus or any amendment or supplement thereto, or any other instrument executed by Orion Multifamily LLC, the Company's advisor (the "Advisor"), the Company or by others; the form or validity of the Dealer Manager Agreement or this Agreement; the delivery of the Shares; the performance by the Advisor, the Company or by others of any agreement on its or their part; the qualification of the Shares for sale under the laws of any jurisdiction; or any matter in connection with any of the foregoing; provided, however, that nothing in this paragraph shall be deemed to relieve the Company or the undersigned from any liability imposed by the Act. No obligations on the part of the Company or the undersigned shall be implied or inferred herefrom.

        (i) Under the Dealer Manager Agreement, the Company has agreed to indemnify you and us and each person, if any, who controls you or us, in certain instances and against certain liabilities, including liabilities under the Act in certain circumstances. You agree to indemnify the Company and each person who controls it as provided in the Dealer Manager Agreement and to indemnify us to the extent and in the manner that you agree to indemnify the Company in such Dealer Manager Agreement.

        In furtherance, and not in limitation of, the immediately preceding sentence, you agree to indemnify and hold harmless the Company, and each person, if any, who controls the Company within the meaning of the Act and any controlling person of the Company (i) for any violation by you in the sale of the Shares of any applicable state or federal law or any rule, regulation or instruction thereunder, provided that such violation is not committed in reliance on any violation by the Company of such law, rule, regulation or instruction, (ii) from and against any and all loss, liability, claim, damage and expense whatsoever caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any amendment or supplement thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) from and against any losses, liabilities, claims, damages or expenses to which the Company or any such controlling person may become subject under the securities or blue sky laws of any jurisdiction insofar as such losses, liabilities, claims, damages or expenses (or actions, proceedings or investigations in respect thereof) arise by reason of a sale of the Shares through the efforts of you (with respect to sales effected by you) which is effected other than in accordance with the Blue Sky Survey supplied to you by the Company (a "Non Permitted Sale"), whether such Non Permitted Sale is caused by a sale in a jurisdiction other than those specified in the Blue Sky Survey, by a sale in a jurisdiction in which you or the Soliciting Dealer is not registered to sell the Shares or which results in a sale in a jurisdiction in excess of the number of Shares permitted to be sold in such jurisdiction, and will reimburse the Company or any such controlling person for any legal fees, monetary penalties or other expenses reasonably incurred by any of them in connection with investigating, curing or defending against any such losses, liabilities, claims, damages, actions, proceedings or investigations.

        (j) You hereby authorize and ratify the execution and delivery of the Dealer Manager Agreement by us as Dealer Manager for ourselves and on behalf of the Soliciting Dealers (including you) and authorize us to agree to any variation of its terms or provisions and to execute and deliver any amendment, modification or supplement thereto. Each Soliciting Dealer hereby agrees to be bound by all provisions of the Dealer Manager Agreement relating to Soliciting Dealers. You also authorize us to exercise, in our discretion, all the authority or discretion now or hereafter vested in us by the provisions of the Dealer Manager Agreement and to take all such actions as we may believe desirable in order to carry out the provisions of the Dealer Manager Agreement and of this Agreement.

        (k) This Agreement, except for the provisions of Sections 8 and 9 hereof, may be terminated at any time by either party hereto by two days prior written notice to the other party and, in all events, this Agreement shall terminate on the termination date of the Dealer Manager Agreement, except for the provisions of Sections 8 and 9 hereof.

        (l) Any communications from you should be in writing addressed to us at Related Equities Corporation, 625 Madison Avenue, New York, New York 10022
Attention: Alan Hirmes. Any notice from us to you shall be deemed to have been duly given if mailed, communicated by telegraph or telefacsimile or delivered by overnight courier to you at your address shown below.

        (m) Nothing herein contained shall constitute the undersigned, you, the other Soliciting Dealers or any of them as an association, partnership, limited liability company, unincorporated business or other separate entity.

        (n) Prior to offering the Shares for sale, you shall have conducted an inquiry such that you have reasonable grounds to believe, based on information made available to you by the Company or the Advisor through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Shares. In determining the adequacy of disclosed facts pursuant to the foregoing, each Soliciting Dealer may obtain, upon request, information on material facts relating at a minimum to the following:

        (1)     items of compensation;

        (2)     physical properties if available;

        (3)     tax aspects;

        (4) financial stability and experience of the Company and the Advisor;

        (5)     conflicts and risk factors; and

        (6)     appraisals and other pertinent reports.

        Notwithstanding the foregoing, each Soliciting Dealer may rely upon the results of an inquiry conducted by another Soliciting Dealer, provided that:

                (i) such Soliciting Dealer has reasonable grounds to believe that such inquiry was conducted with due care;

                (ii) the results of the inquiry were provided to you with the consent of the Soliciting Dealer conducting or directing the inquiry; and

                (iii) no Soliciting Dealer that participated in the inquiry is an affiliate of the Company.

        Prior to the sale of the Shares, each Soliciting Dealer shall inform the prospective purchaser of all pertinent facts relating to the liquidity and marketability of the Shares during the term of the investment.

        If the foregoing is in accordance with your understanding and agreement, please sign and return the attached duplicate of this Agreement. Your indicated acceptance thereof shall constitute a binding agreement between you and us.

                                                    Very truly yours,
                                                    RELATED EQUITIES CORPORATION

                                                    By:
                                                           ---------------------

                                                    Title:
                                                           ---------------------

____________, 2003

        We confirm our agreement to act as a Soliciting Dealer pursuant to all the terms and conditions of the above Soliciting Dealer Agreement and the attached Dealer Manager Agreement. We hereby represent that we will comply with the applicable requirements of the Act and the Exchange Act and the published Rules and Regulations of the Commission thereunder, and applicable blue sky or other state securities laws. We confirm that we are a member in good standing of the NASD. We hereby represent that we will comply with the Rules of the NASD and all rules and regulations promulgated by the NASD.

Dated:  ____________, 2003                         -------------------------
                                                   Name of Soliciting Dealer

                                                   -----------------------------
                                                   Federal Identification Number

                                                   By:
                                                      --------------------------
                                                        Authorized Signature

Kindly have checks representing commissions forwarded as follows (if different than above): (Please type or print)

Name of Firm:
                                    --------------------------------------------

Address:
                                    --------------------------------------------
                                    Street

                                    --------------------------------------------
                                    City

                                    --------------------------------------------
                                    State and Zip Code

                                    --------------------------------------------
                                    (Area Code) Telephone No.

Attention:
                                    --------------------------------------------